Exhibit 10.1
Execution Version
YAHOO! INC.
701 First Avenue
Sunnyvale, California 94089
May 30, 2007
Mr. Farzad Nazem
c/o Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
     Re. Separation Agreement
Dear Farzad:
     This letter agreement (this “Agreement”) will confirm our understanding with regard to your termination of employment with Yahoo! Inc. (the “Company”).
     1. Separation. Your last day of work with the Company and your employment termination date will be June 8, 2007 (the “Separation Date”). Notwithstanding the foregoing, you hereby acknowledge and agree that (a) effective as of the date of this Agreement, you shall cease to serve in any policy making function or be in charge of any principal business unit, division or function at the Company, and (b) between the date hereof and the Separation Date, the Company may allocate some or all of your job responsibilities to others and may appoint other persons also as Head of the Technology Group and Chief Technology Officer, although you will continue to serve as an employee advisor in the event that such responsibilities may be reassigned. In addition, at the Company’s request, you shall provide transition services between the date hereof and the Separation Date. You hereby resign from employment with the Company, and from any and all offices or positions you may continue to hold with the Company (including, but not limited to, the positions of Head of the Technology Group and Chief Technology Officer, (and as an officer and director of the Company and any subsidiary, as well as a fiduciary of any benefit plan of the Company) as of the Separation Date. You shall execute such additional documents as requested by the Company to evidence the foregoing. From the date hereof until the Separation Date, the Company will continue to pay your regular base salary, and you shall continue to be eligible for all benefits and perquisites that you currently enjoy, provided that you shall not be eligible for any new equity grants or other new incentive or bonus opportunities.
     2. Base Salary for 2007. Subject to the provisions of Sections 15 and 16 hereof, you shall be entitled to receive a lump-sum payment as of the Separation Date equal to your base salary as in effect as of the Separation Date in respect of the period from the Separation Date through December 31, 2007. Such payment shall be in lieu of any payment to which you would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company, and shall be considered a part of, and not in addition to, any amount that may be payable to you under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
     3. Continued Medical and Dental Coverage. Your group health insurance will cease on your Separation Date. At that time, you will be eligible to continue your group health insurance benefits under the federal COBRA law or, if applicable, state insurance laws. Subject to the provisions of Sections 15 and 16 hereof, for a period of one (1) year following the Separation Date (the “Benefits Continuation Period”), the Company shall pay the premiums for the continued medical and dental benefits (provided that you timely elect COBRA), provided that in the event that you become covered under substitute benefit plans of another employer prior to the expiration of the Benefits Continuation Period, the Company’s obligations under this Section 3 shall immediately cease. The continuation of benefits provided for in this Section 3 is subject to the terms and conditions of the applicable benefit plans as they exist or may change for similarly situated executives from time to time and in accordance with applicable law. The Benefits Continuation Period shall be counted against your applicable COBRA coverage period.
     4. Treatment of Outstanding Equity Awards.
          (a) Stock Options.
(i)	General. During your employment with the Company, all of your outstanding stock options (the “Stock Options”) shall continue to vest and shall remain exercisable in accordance with the terms of the applicable award agreement and the Company’s 1995 Stock Plan (as amended). Subject to the provisions of Sections 15 and 16 hereof, on the Separation Date, the Company shall accelerate the vesting of the Stock Options set forth on Exhibit A (the “Accelerated Options”).

(ii)	Extended Exercise Period of Certain Stock Options. The post-termination exercise period for the vested Stock Options set forth on Exhibit B hereto (hereinafter referred to as the “Exhibit B Options,”) shall be extended for a period of three (3) years following the Separation Date or until the expiration of the applicable Stock Option term, if earlier (the “Extended Exercise Period”).

(iii)	Limitation on Extended Exercise Period. Notwithstanding the foregoing and the fact that the Exhibit B Options shall be vested as provided above, your right to exercise the Exhibit B Options shall become effective at the rate of thirty percent (30%), thirty percent (30%), twenty percent (20%) and twenty percent (20%) of the shares subject to each Exhibit B Option on each of the Separation Date and the twelve (12)-month, twenty-four (24)-month and thirty (30)-month anniversaries of the Separation Date, respectively, and shall not be exercised prior to such permitted dates (except as permitted by the Administrator pursuant to Section 16(b) of the Company’s 1995 Stock Plan (as amended)); provided, however, that (A) your right to exercise the Exhibit B Options shall be permitted during the thirty (30) day period immediately preceding the effective date of a transaction described in Section 16(b) of the Company’s 1995 Stock Plan (as amended) (but without regard to any of the conditions under said Section 16(b)), and (B) your right to exercise the Exhibit B Options shall immediately cease and shall immediately terminate in accordance with the provisions of Section 4(c) hereof, upon your breach of Section 9 hereof, or upon a material breach of any other term or condition of this Agreement.

(b)	Restricted Stock and Stock Unit Awards. During your employment with the Company, all of your outstanding restricted stock awards and restricted stock unit awards (collectively, the “Stock Awards”) shall continue to vest and be paid in accordance with the terms of the applicable award agreement and the Company’s 1995 Stock Plan (as amended). On May 30, 2007, the date of execution of this Agreement, the Company shall accelerate the vesting of all of your unvested Stock Awards so that, as of such date, you will become fully vested in all of the Stock Awards, and such awards shall be paid in accordance with the terms of the applicable award agreement; provided, however, that in the event that you revoke the waiver and release specified in Sections 12 and 14 hereof in accordance with the provisions of Section 15 hereof, you shall be required to refund to the Company in cash an amount equal to the “Fair Market Value” (as defined in the Company’s 1995 Stock Plan (as amended)) on May 30, 2007 of the Stock Awards vested pursuant to this Section 4(b) promptly following such revocation.

(c)	Employment Forfeiture. If, either prior to the Separation Date or during the three (3) years following the Separation Date, you in any way directly or indirectly own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, either Google Inc. or Microsoft Corporation (provided, however, that ownership of not more than one percent (1%) of the equity securities of any of the foregoing entities shall in no way be prohibited by this Section 4(c)), your right to exercise your Stock Options shall immediately cease and any and all Stock Options granted to you that then remain outstanding shall immediately terminate and be of no further force or effect and, if such failure to comply is prior to May 30, 2007, your rights with respect to the Stock Awards as provided under Section 4(b) hereof to the extent not then vested shall terminate and be of no further force or effect. Notwithstanding the foregoing, the provisions of this Section 4(c) shall not be violated if (1) you are employed by Google Inc. or Microsoft Corporation (A) as a result of Google Inc. or Microsoft Corporation acquiring any company that you have founded or by which you are employed in a bona fide acquisition transaction, the primary purpose of which is to acquire the company’s business and technology and not your services and (B) you are employed, or you are consulting as an independent contractor, solely in an area that does not compete with the business of the Company as it existed as of the Separation Date or with any business that you are aware or should be aware that the Company was planning to enter as of the Separation Date, or (2) the Company provides you with written consent to engage in the prohibited conduct.
     5. Accrued Obligations. On the Separation Date, you will be paid for accrued, unused vacation days, if any, based on your base salary in effect as of your Separation Date, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement in accordance with Company policies. You are entitled to these payments regardless of whether or not you sign this Agreement or the Supplemental Release described in Section 16 hereof.
     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or other benefits after the Separation Date, with the exception of any benefit (other than a severance type benefit), the right to which has accrued and vested, under the express terms of a written employee benefit plan of the Company.
     7. Indemnification. Your rights to indemnification under the By-Laws of the Company, as well as under other organizational documents, contractually or at law, shall continue with regard to actions or inactions by you while an officer of the Company. In addition, the Company shall continue to cover you under the Company’s directors’ and officers’ liability insurance policies on the same basis as other officers and directors while liability exists with regard to such actions or inactions.
     8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, telephones, credit cards, entry cards, identification badges and keys), and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You also agree to erase any such proprietary or confidential information of the Company contained in any electronic document or e-mail system in your possession, custody or control. Notwithstanding the foregoing, you may retain the Company-owned electronic computer and communications equipment at your home (and the Company waives and surrenders any ownership interest therein), provided that you deliver any hard drive or any such equipment to the Company so that it may be erased with regard to Company proprietary and confidential information.
     9. Proprietary Information Obligations. You acknowledge and agree to comply with your continuing obligations under your Employment Letter with the Company dated March 10, 1996 including the Proprietary Information and Assignment of Inventions Agreement attached thereto and dated March 14, 1996; provided, however, that Section 10 of the Proprietary Information and Assignment of Inventions Agreement shall be amended and restated in its entirety to read as follows:
“Without limiting any other provision of this Agreement, I agree that while employed by the Company and thereafter through September 30, 2008, I will not, directly or indirectly, (i) induce any employee or full-time contractor of the Company to leave the employ or other service of the Company, (ii) solicit for hiring or engagement any employee or full-time contractor of the Company or assist any other person or entity in soliciting for hire or engagement any employee or full-time contractor of the Company (including any person who in the prior three (3) months had been an employee or full-time contractor of the Company), or (iii) solicit the business of any business partner of the Company (other than on behalf of the Company) in a manner competitive with the Company or interfere with any business partner’s relationship with the Company; provided, however, that (A) the provisions with regard to inducing or soliciting in clauses (i) and (ii) above shall not be violated by general advertising not targeted at employees or full-time contractors of the Company, (B) I may serve as a reference upon request for any current or past Company employee or full-time consultant provided that I do not have a business relationship and am not in discussions to establish such a relationship (either as an employee, consultant, advisor, board member, or otherwise) with the hiring entity or such person at the time such reference is provided, and (C) this provision shall not be violated by action taken by any person or entity that I am associated with if I am not personally involved in any manner in the solicitation, inducement or interference and have not identified such person or entity for soliciting or doing business with.”
     10. Nondisparagement. You agree that, for five (5) years after the Separation Date, you will not make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that (a) the individuals holding the titles of Chief Executive Officer of the Company, Chief Yahoo! of the Company and Chief Financial Officer and Head of Advertiser and Publisher Group of the Company as of the date hereof, (b) the individual succeeding you in your position at the Company and (c) the members of the Board of Directors of the Company as of the date hereof will not, directly or indirectly, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties to the Company.
     11. Cooperation. You agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Company or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Company. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against the Company. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.
     12. Release of Claims.
(a)	In consideration for, and as a condition to receiving the benefits described in Sections 2 through 4 hereof to which you are not otherwise entitled, and in consideration for your continued employment with the Company through the Separation Date, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Worker Adjustment and Retraining and Notification Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended). To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to your employment with the Company or the termination thereof. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver, release and promises specified in this Section 12(a) do not apply to: (i) any rights or claims that may arise after the date you sign this Agreement; (ii) any rights you may have under Sections 6 and 7 hereof; (iii) any obligation the Company has undertaken in this Agreement; or (iv) any obligation the Company may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law.

(b)	Excluded from this release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce this Agreement and recover for any breach of it, rights under California Labor Code Section 2802, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency. You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.
     13. Representations. You acknowledge and represent that you have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. You also acknowledge and represent that you did not and do not have any rights under nor have you been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.
     14. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.
     15. Time to Consider; Effectiveness. By signing this Agreement, you hereby acknowledge that: (a) your waiver and release specified in Sections 12 and 14 hereof do not apply to any rights or claims that may arise after the date you sign this Agreement or with respect to your rights hereunder; (b) you have the right to consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier); (d) you have seven (7) days after you sign this Agreement to revoke it;

and (e) this Agreement, with the exception of Section 4(b) hereof, will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company’s Executive Vice President of Human Resources by such date. To revoke your signature, you must notify the Company in writing within seven days of the date you signed this Agreement. Such notice must be delivered by 5:00 p.m. of the seventh day and addressed to the Executive Vice President of Human Resources of the Company. In the event that you do not sign this Agreement or if you revoke your signature, you will not be entitled to the payments and benefits described in Sections 2 through 4 hereof.
     16. Supplemental Release. As a condition to receiving the amounts and benefits in Sections 2 through 4 hereof, you shall sign and deliver to the Company a supplemental release of claims (the “Supplemental Release”) in the form attached hereto as Exhibit C, within twenty-one (21) days after the Separation Date and not revoke the same within the time period provided therein. If you do not sign the Supplemental Release or if you revoke it, you shall not be entitled to receive any of the amounts or benefits under Sections 2 through 4 hereof, but this Agreement (including the release contained herein) shall otherwise remain in full force and effect.
     17. Tax Matters.
(a)	Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)	Code Section 409A Compliance.
(i)	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)	In no event whatsoever (as a result of Section 17(b)(i) hereof or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or Section 17(b)(i) hereof.
     18. Public Statements; Press Releases. Prior to the Separation Date and thereafter, to the extent feasible, the Company shall provide you with a reasonable opportunity prior to release to review and comment on any formal public statements or press releases made by the Company relating to your termination of employment with the Company and shall consider such comments in good faith, but the ultimate determination of the contents of any such statement or release shall be made by the Company.
     19. Miscellaneous. This Agreement, including its Exhibit, the documents referred to in Section 9 hereof (as modified herein), your arbitration agreement with the Company and your equity grants (as modified herein) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, provided, however, that you may not assign your rights or obligations hereunder. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. In the event of a breach or threatened breach of any provision of this Agreement, you agree that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California; provided, however, that all matters related to the treatment of your outstanding equity awards, including under Section 4 hereof, shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.
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If this Agreement is acceptable to you, please sign below and return the original to the Company’s Executive Vice President of Human Resources at 701 First Avenue, Sunnyvale, California 94089 by 5:00 p.m. on June 20, 2007.
I wish you good luck in your future endeavors.
Sincerely,
Yahoo! Inc.

By:	/s/ Terry Semel

Name: Terry Semel

Title: Chief Executive Officer
Exhibit A – Schedule of Options to be Vested on Termination
Exhibit B – Schedule of Extended Stock Options
Exhibit C – Supplemental Release
Agreed and voluntarily executed:

/s/ Farzad Nazem
Farzad Nazem
Dated: May 30, 2007

EXHIBIT A
SCHEDULE OF OPTIONS TO BE VESTED ON TERMINATION

Grant	Grant			No. of Unvested Shares
Number	Date	Plan/Type	Price	Outstanding at 6/8/07
A9578367	12/10/03	1995/NQ	$20.58	46,875
A9590885	2/1/05	1995/NQ	$34.75	550,000
A9602541	5/31/06	1995/NQ	$31.59	300,000

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EXHIBIT B
SCHEDULE OF EXTENDED STOCK OPTIONS

Grant	Grant			No. of Shares Outstanding at
Number	Date	Plan/Type	Price	6/8/07
A9530010	8/19/99	1995/NQ	$34.80	80,000
A9564085	10/13/00	1995/NQ	$30.00	296,668
A9578367	12/10/03	1995/NQ	$20.58	250,000
A9590885	2/1/05	1995/NQ	$34.75	550,000
A9602541	5/31/06	1995/NQ	$31.59	900,000

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EXHIBIT C
SUPPLEMENTAL RELEASE
     Pursuant to the letter agreement dated May 30, 2007 by and between Yahoo! Inc. (the “Company”) and me (the “Separation Agreement”), I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Supplemental Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended). To the maximum extent permitted by law, I also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to your employment with the Company or the termination thereof. If, notwithstanding the above, I am awarded any money or other relief under such a claim, I hereby assign the money or other relief to the Company. The foregoing general release does not apply to: (i) any rights or claims that may arise after the date I sign this general release; (ii) any rights I may have under Sections 6 and 7 of the Separation Agreement; (iii) any obligation the Company has undertaken in the Separation Agreement; or (iv) any obligation the Company may otherwise have to indemnify me for my acts within the course and scope of my employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law.
     Excluded from this general release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce the Separation Agreement and recover for any breach of it, rights under California Labor Code Section 2802, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

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     I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I did not and do not have any rights under nor have I been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.
     I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Supplemental Release or my rights with respect to the Separation Agreement; (b) I have the right to consult with an attorney prior to signing this Supplemental Release; (c) I have twenty-one (21) days to consider this Supplemental Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this Supplemental Release to revoke it; and (e) this Supplemental Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Supplemental Release, assuming I have returned it to the Company’s Executive Vice President of Human Resources by such date (the “Effective Date”).
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.
If this Agreement is acceptable to you, please sign below on or after the Separation Date and return the original to the Company’s Executive Vice President of Human Resources at 701 First Avenue, Sunnyvale, California 94089 by 5:00 p.m. on June 29, 2007.

By:		Date:	, 2007
Farzad Nazem

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